Exhibit 99.1

For Immediate Release

Veracyte Announces First Quarter 2016 Financial Results

Revenue Increased 21% and Afirma® GEC Volume Grew 33%, Compared to Same Quarter in 2015

Conference Call and Webcast Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 5, 2016 — Veracyte, Inc. (NASDAQ: VCYT) today announced financial results for the first quarter ended March 31, 2016 and provided an update on recent business progress. For the first quarter of 2016, revenue was $13.6 million, an increase of 21%, compared to $11.2 million for the first quarter of 2015. Afirma Gene Expression Classifier (GEC) test volume grew to 5,352 tests, an increase of 33%, compared to the same period in 2015.

“We experienced strong Afirma growth in the first quarter and are off to a terrific start in 2016,” said Bonnie Anderson, president and chief executive officer of Veracyte. “Additionally, we achieved a strategic reimbursement milestone of signing a group-purchasing agreement that we believe will accelerate our ability to secure payer contracts for Afirma with key health plans this year. We expanded the published evidence to support Medicare coverage for the Percepta®  Bronchial Genomic Classifier and also advanced our newly branded Envisia™ classifier for idiopathic pulmonary fibrosis toward fourth-quarter launch.”

First Quarter 2016 Financial Results

•                  Revenue was $13.6 million for the first quarter of 2016, an increase of 21%, compared to $11.2 million in the first quarter of 2015. Excluding a one-time revenue pick-up in accruals and cash receipts in the first quarter of 2015, the revenue increase was 31%, compared to the same quarter of the prior year.

•                  Operating expense for the first quarter of 2016 was $23.3 million, compared to $18.8 million for the comparable period in 2015. Operating expense included cost of revenue of $6.3 million for the first quarter of 2016 versus $4.6 million for the comparable period in 2015.

•                  Net loss for the first quarter of 2016 was $10.1 million, or $0.36 per common share, compared to a net loss of $7.6 million, or $0.34 per common share, for the same period in 2015.

•                  Cash and cash equivalents as of March 31, 2016 totaled $47.5 million, which included net proceeds of $19.2 million from Veracyte’s financing with Visium Healthcare Partners, announced on March 28. Including the additional debt financing available from Visium, Veracyte had access to $62.5 million at the end of the first quarter.

First Quarter and Recent Business Highlights

Afirma Growth and Reimbursement Progress:

•                  Executed a group-purchasing pricing agreement to accelerate in-network contracts with key, targeted health plans.

•                  Expanded Afirma sales team to facilitate the transition from Veracyte’s relationship with Sanofi Genzyme, which will end in mid-September 2016.

•                  Publication of two long-term outcome studies — in Current Medical Research & Opinion and Endocrine Practice — demonstrating the Afirma GEC’s ability to help patients with benign genomic test results avoid surgery as part of thyroid cancer diagnosis, including for up to 40 months of follow up. Seventeen published studies now reinforce the Afirma GEC’s clinical utility.

Advancement of Pulmonology Products:

•                  Strengthened evidence supporting Medicare coverage for the Percepta classifier, which is used in lung cancer diagnosis:

•                  clinical utility data published in CHEST, suggesting that the test can help reduce unnecessary, invasive procedures by 50% in evaluated patients;

•                  robust analytical verification data published in BMC Cancer; and

•                  additional clinical utility, cost-effectiveness and analytical verification data will be presented this month at ATS 2016, the annual conference of the American Thoracic Society.

•                  Multiple studies to be presented at ATS demonstrating the Envisia classifier’s ability to improve diagnosis of idiopathic pulmonary fibrosis (IPF), without the need for surgery, and the test’s clinical utility and cost-effectiveness.

2016 Financial Outlook

Veracyte reiterates its 2016 annual revenue guidance of $59 million to $63 million and GEC volume in the range of 24,000 to 25,500.

Conference Call and Webcast Details

Veracyte will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the live conference call. The conference ID number is 93546799. The webcast replay will be available on the company’s website approximately two hours following completion of the call.

About Veracyte

Veracyte (NASDAQ: VCYT) is pioneering the field of molecular cytology, offering genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s Afirma Thyroid FNA Analysis centers on the proprietary Afirma Gene Expression Classifier (GEC) and is becoming a new standard of care in thyroid nodule assessment. The Afirma test is recommended in leading practice guidelines and is covered for 180 million lives in the United States, including through Medicare and many commercial insurance plans. Veracyte is expanding its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. In April 2015, the company launched the Percepta Bronchial Genomic Classifier, a test to evaluate patients with lung nodules that are suspicious for cancer. Veracyte is developing a second product in pulmonology, Envisia, targeting interstitial lung diseases including idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our beliefs regarding the drivers of adoption of Afirma, our expectations with respect to the success of our entry into the pulmonology market, our expectations of accelerating the signing of payer contracts, our expectations regarding full-year 2016 guidance and forecast for annual GEC test volume, and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and to obtain reimbursement for any future products we may develop or sell; our ability to successfully achieve adoption of and reimbursement for our Percepta Bronchial Genomic Classifier; the ability of our Envisia classifier to improve the diagnosis of idiopathic pulmonary fibrosis, our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to successfully transition sales and marketing of the Afirma GEC from Genzyme to our internal sales and marketing personnel; our ability to develop and commercialize new products and the timing of commercialization; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; our ability to show clinical value of our lung products; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets and achieve adoption of our tests in such markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2015. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, Percepta, Envisia, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc.

VERACYTE, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue	$13,550	$11,218
Operating expenses:
Cost of revenue	6,279	4,566
Research and development	3,461	2,787
Selling and marketing	7,066	5,620
General and administrative	6,228	5,798
Intangible asset amortization	267	—
Total operating expenses	23,301	18,771
Loss from operations	(9,751)	(7,553)
Interest expense	(367)	(89)
Other income, net	43	32
Net loss and comprehensive loss	$(10,075)	$(7,610)
Net loss per common share, basic and diluted	$(0.36)	$(0.34)
Shares used to compute net loss per common share, basic and diluted	27,817,993	22,539,723

VERACYTE, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$47,456	$39,084
Accounts receivable, net	3,230	3,503
Supplies inventory	3,652	3,767
Prepaid expenses and other current assets	1,618	1,442
Restricted cash	238	118
Total current assets	56,194	47,914
Property and equipment, net	11,272	10,314
Finite-lived intangible assets, net	14,933	15,200
Goodwill	1,057	1,057
Restricted cash	603	603
Other assets	208	159
Total assets	$84,267	$75,247
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,340	$5,085
Accrued liabilities	7,021	8,689
Deferred Genzyme co-promotion fee	518	948
Total current liabilities	11,879	14,722
Long-term debt	24,452	4,990
Deferred rent, net of current portion	4,630	4,283
Total liabilities	40,961	23,995
Total stockholders’ equity	43,306	51,252
Total liabilities and stockholders’ equity	$84,267	$75,247

(1)  The condensed balance sheet at December 31, 2015 has been derived from the audited financial statements at that date included in the Company’s Form 10-K filed with the Securities and Exchange Commission dated March 14, 2016.

#  #  #

Source: Veracyte

Media Contact:
Tracy Morris

650-380-4413

tracy.morris@veracyte.com

Investor Contact:
Pam Lord
Canale Communications
619-849-6003
pam@canalecomm.com